Exhibit 10.2

FOURTH AMENDMENT TO THE

APPROACH RESOURCES INC.

2007 STOCK INCENTIVE PLAN

This Fourth Amendment (the “Fourth Amendment”) to the Approach Resources Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), is made effective as of March 2, 2016 (the “Amendment Effective Date”), by Approach Resources Inc., a Delaware corporation (“Approach”).

W I T N E S S E T H:

WHEREAS, Approach established the Plan, originally effective as of June 28, 2007 and most recently amended and approved by Approach’s stockholders effective June 2, 2015, under which Approach is authorized to grant equity-based incentive awards to certain employees and service providers of Approach and its subsidiaries;

WHEREAS, Section 14.1 of the Plan provides that Approach’s board of directors (the “Board”) may amend the Plan from time to time; and

WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1.Section 14.1 of the Plan is hereby deleted and replaced in its entirety with the following:

The Board may at any time amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any applicable law or regulation or the rules or other listing requirements of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided, that, without the consent of an affected Participant (or the Permitted Transferee), no such Board action shall adversely affect in any material way any Award previously granted under the Plan.  Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.  Notwithstanding the foregoing, Approach may amend any Award Agreement to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R to be classified as a liability on Approach’s financial statements.

2.Article VI of the Plan is hereby amended by inserting Section 6.4 as follows:

6.4 Minimum Vesting Period. The minimum vesting or forfeiture restriction period with respect to Awards that are Options or SARs for which a Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Common Stock determined as of the date of grant shall be three years, subject to the Committee’s authority pursuant to Section 3.1 of the Plan in the event of a Participant’s termination of employment or service or upon the occurrence of certain events.

3.Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, Approach has caused the execution of this Fourth Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

APPROACH RESOURCES INC.
By:	/s/ J. Ross Craft
J. Ross Craft
Chairman, Chief Executive Officer and President